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                  TRANSITION AND INTEGRATION SERVICES AGREEMENT

                                 by and between

                    Security Life of Denver Insurance Company

                                       and

                             Scottish Re (US), Inc.

                          Dated as of December 31, 2004









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

                                TABLE OF CONTENTS

Section 1.   Definitions.......................................................1
Section 2.   Services to be Provided...........................................3
Section 3.   Standard of Services, Review Procedures and Penalties.............9
Section 4.   Subcontracting...................................................11
Section 5.   Consideration for Services; Fee Dispute Resolution...............12
Section 6.   Term and Termination.............................................14
Section 7.   Transition Project Management....................................18
Section 8.   Relationships Among the Parties..................................18
Section 9.   Compliance With and Changes to Laws and Policies.................18
Section 10.  Inability to Perform Services; Technology Changes................19
Section 11.  Covenants and Other Agreements...................................20
Section 12.  Dispute Resolution...............................................21
Section 13.  Indemnification..................................................22
Section 14.  Ownership, Data and Security.....................................22
Section 15.  Force Majeure....................................................23
Section 16.  Survival.........................................................25
Section 17.  Notices..........................................................25
Section 18.  Binding Effect; Assignment.......................................26
Section 19.  Execution in Counterparts........................................26
Section 20.  Waivers and Amendments...........................................26
Section 21.  Exhibits; Schedules..............................................26
Section 22.  Arbitration......................................................26
Section 23.  Governing Law and Jurisdiction...................................28
Section 24.  Sole Agreement...................................................28
Section 25.  Waiver of Jury Trial; Multiplied and Punitive Damages............28
Section 26.  Confidentiality..................................................28
Section 27.  Captions.........................................................30
Section 28.  Severability.....................................................30
Section 29.  No Third Party Beneficiaries.....................................30
Section 30.  Equitable Rights.................................................30

Schedules

Schedule 2(a)(i)      Scheduled Services
Schedule 2(e)         Transition Employees
Schedule 2(g)         Retained Employees, Retained Contractors & Designated
                      Services
Schedule 4(a)         Current Subcontracted Services and Current Subcontractors
Schedule 5(a)(i)      Cost of Transition Employees
Schedule 5(a)(iii)    Hourly Rates for IT Services
Schedule 5(a)(iv)     Loaded Costs for non-IT Transition Services
Schedule 5(a)(v)      Cost of Retained Employees and Retained Contractors
Schedule 5(a)(vi)     Estimated Direct Costs
Schedule 7(a)         Transition Project Managers
Schedule 9(c)(i)      Privacy Policies

          This TRANSITION SERVICES AND INTEGRATION AGREEMENT (this "Agreement"), dated as of December 31, 2004 (the "Effective Date"), is entered into by and among Security Life of Denver Insurance Company, a Colorado corporation (collectively with any of its Affiliates that may provide services hereunder, "Provider"), and Scottish Re (US), Inc., a Delaware corporation ("Recipient") for itself and for the benefit of Purchaser Affiliates (collectively, the "Recipient Transition Group").

                              W I T N E S S E T H:

          WHEREAS, Provider and Security Life of Denver International Limited, on the one hand, and Scottish Re Group Limited and Recipient, on the other hand, have entered into that certain Asset Purchase Agreement, dated October 17, 2004 (hereinafter, the "Asset Purchase Agreement"); and

          WHEREAS, the execution and delivery of this Agreement is a condition precedent to the parties' obligation to consummate the transactions contemplated by the Asset Purchase Agreement.

          NOW, THEREFORE, in consideration of the covenants, conditions and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          Section 1. Definitions. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement. With respect to all defined terms, whenever the singular term is used, the same shall include the plural, and whenever the plural is used, the same shall include the singular, where appropriate.

          "Added Scheduled Services" shall have the meaning set forth in Section 2(a)(i).

          "Asset Purchase Agreement" shall have the meaning set forth in the Recitals.

          "Confidential Information" shall have the meaning set forth in Section 26.

          "Current Subcontracted Services" shall have the meaning set forth in
Section 4(a).

          "Current Subcontractor" shall have the meaning set forth in Section 4(a).

          "Designated Services" shall have the meaning set forth in Section
2(g).

          "Force Majeure Events" shall have the meaning set forth in Section 15(b).

          "IT Services" means all Transition Services relating to information technology.

          "Integration Services" means such services (i) as are required to transition the Business to Recipient, which may include, without limitation, knowledge transfer, process migration, data conversion, parallel testing and special project support and (ii) as mutually agreed-upon by the parties pursuant to Section 2(a)(iii) hereof.


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

          "New Subcontractor" shall have the meaning set forth in Section 4(b).

          "Other Party" shall have the meaning set forth in Section 6(c)(i).

          "Privacy Policy" means the Provider Privacy Policy or the Recipient Privacy Policy, as applicable.

          "Provider Indemnified Parties" shall have the meaning set forth in
Section 13(b).

          "Provider Privacy Policy" means the privacy policies of Provider, copies of which have been provided to Recipient.

          "Recipient Indemnified Parties" shall have the meaning set forth in
Section 13(a).

          "Recipient Privacy Policy" means the privacy policies of Recipient, copies of which have been provided to Provider.

          "Retained Contractor Retention Period" shall have the meaning set forth in Section 2(g).

          "Retained Contractors" shall have the meaning set forth in Section
2(g).

          "Retained Employee Retention Period" shall have the meaning set forth in Section 2(g).

          "Retained Employees" shall have the meaning set forth in Section 2(g).

          "Retention Termination Date" shall have the meaning set forth in
Section 2(g).

          "Scheduled Services" means each service listed on Schedule 2(a)(i) of this Agreement (as such schedule may be revised from time to time upon mutual agreement of the parties in accordance with Section 2.1(a)(i)).

          "Service Shortfall" shall have the meaning set forth in Section 3(d).

          "Shortfall Notice" shall have the meaning set forth in Section 3(d).

          "Special Project" means any service that Recipient requests Provider to provide and Provider has agreed in writing to provide pursuant to Section 2(b) hereof, which service does not fall within (i) the scope of the Transition Services identified in Section 2(a) or (ii) the scope of the Designated Services identified pursuant to Section 2(g).

          "Subcontractor" means any Current Subcontractor (as defined in and permitted by Section 4(a) hereof) and/or any New Subcontractor (as defined in and permitted by Section 4(b) hereof).

          "Taxes" shall have the meaning set forth in Section 5(e).

          "Technology Change" means a material change to the technology infrastructure or applications used to provide any Transition Service, which change has a material adverse impact on any Transition Service or on another party's technology infrastructure or applications.

          "Termination Assistance" shall have the meaning set forth in Section 6(e).

          "Third Party Vendors" means those third party vendors with which Provider has in effect as of the Effective Date contractual arrangements to provide general services that may relate to the Transition Services. For the avoidance of doubt, no Third Party Vendors shall be deemed to be Subcontractors hereunder.

          "Third Party Vendor Services" means the reasonable cooperation by Provider described in Section 2(a)(ii).

          "Transition Assistance" shall have the meaning set forth in Section 6(e).

          "Transition Employees" means the employees or independent contractors of Provider or an Affiliate of Provider identified on Schedule 2(e) (any independent contractors are identified as such on Schedule 2(e)) who will serve Provider or an Affiliate of Provider full-time in the provision of the Transition Services (each such employee or independent contract is individually referred to herein as a "Transition Employee"). Transition Employees shall not include any Retained Employees or Retained Contractors.

          "Transition Plan" shall have the meaning set forth in Section 6(e).

          "Transition Project Managers" means the two individuals, one designated by Provider and one designated by Recipient, who are primarily responsible for administering this Agreement as described in Section 7.

          "Transition Services" means the Scheduled Services, the Added Scheduled Services, the Integration Services, the Third Party Vendor Services and Transition Assistance, and, for the avoidance of doubt, does not include any Designated Services.

          "TSA Monthly Invoice" means an invoice setting forth the fees payable by Recipient for all services provided hereunder, which invoice shall be delivered pursuant to Section 5(c) of this Agreement.

          "TSA Records" shall have the meaning set forth in Section 5(f).

          "Unauthorized Access" shall have the meaning set forth in Section 26.

          Section 2. Services to be Provided.

          (a) Transition Services.

               (i) Scheduled Services. Subject to Recipient's obligations pursuant to Section 2(h), and for the period of time described in Section 6 hereof, Provider shall provide or cause to be provided in accordance with the terms hereof, to Recipient

     Transition Group all Scheduled Services. In addition, for so long as the Transition Services are being provided hereunder, Provider shall provide Recipient with reasonable access to all available service operating manuals and other relevant and existing materials reasonably required to use and receive such Transition Services and copies of any supplements or updates to such manuals and materials. During the period of time beginning on the Effective Date and ending sixty (60) days thereafter, Schedule 2(a)(i) may be amended from time to time upon the written request of Recipient to add as "Scheduled Services" any services that were being provided to the Business immediately prior to the Effective Date which services (A) were not previously identified in a writing (including electronic mail messages) between the parties as services being provided to the Business as of the Closing Date and (B) can, using commercially reasonable efforts, be provided to Recipient by Provider or its Affiliates (such requested services that meet the criteria set forth in clauses (A) and (B) above are collectively referred to herein as the "Added Scheduled Services"). For the avoidance of doubt, Added Scheduled Services shall be considered Scheduled Services hereunder. Provider shall have ten (10) Business Days from the date of receipt of a valid request to provide an Added Scheduled Service to commence the provision of such service in accordance with the terms and conditions of this Agreement. At such time, Schedule 2(a)(i) shall be amended to reflect the Added Scheduled Service, and the amended Schedule 2(a)(i) shall be initialed by the Transition Project Manager of each party and attached to this Agreement.

               (ii) Third Party Vendor Services. Upon Recipient's reasonable written request, Provider shall cooperate with Recipient in Recipient's negotiation for a direct agreement with any Third Party Vendor.

               (iii) Integration Services. As soon as practicable following the Effective Date, the parties shall use commercially reasonable efforts to agree upon and document the terms applicable to the delivery of the Integration Services, including the services descriptions, pricing, specific milestones and deadlines. If Provider and Recipient fail to agree upon the terms applicable to the delivery of the Integration Services within ninety (90) days after the Effective Date, the parties will resolve their dispute concerning the terms applicable to the delivery of such Integration Services in accordance with Section 12(a). Any such dispute shall be resolved taking into account (A) the nature of this Agreement, (B) Recipient's business needs and obligations under this Agreement and the Administrative Services Agreement and (C) Provider's capacity limitations in light of its need to support its ongoing business operations and to provide other Transition Services hereunder.

               (iv) Failure to Provide Services or Meet Applicable Standard Levels. To the extent that Provider fails to provide or fails to timely provide any Transition Service as required under this Agreement or fails to meet the applicable standard of service for any Transition Service as set forth herein, unless such failure was caused primarily by the act or omission of Recipient Transition Group, and such failure is the primary cause of Recipient's inability to provide any services in accordance with its obligations under the Administrative Services Agreement, Recipient shall have no liability under the Administrative Services Agreement for its failure to meet its obligations to provide such affected Administrative Services until such time as the earlier of the following: (A) Provider cures such failure hereunder to the extent required to enable Recipient to resume providing such services in accordance with its obligations under the Administrative Services Agreement, or (B) Recipient, using commercially reasonable efforts, finds an alternative source for such Transition Service or a work-around sufficient to enable Recipient to resume providing such services in accordance with its obligations under the Administrative Services Agreement, the incremental costs associated with which shall be reimbursed by Provider.

          (b) Special Projects. If Recipient requests in writing that Provider provide a Special Project, which request shall include a description of the service(s) required to be performed in conjunction with such Special Project, Provider shall (i) within five (5) Business Days after the date of receipt of the request provide Recipient with written notice of receipt of the request and
(ii) within ten (10) Business Days after the date of receipt of such request, provide Recipient with either (A) a written proposal for such Special Project, giving reasonable priority to other demands on Provider's resources under this Agreement and otherwise, or (B) written notice of its decision not to accept such Special Project, in which case Provider shall have no further obligation under this Agreement with respect to such Special Project, it being understood that Provider shall not be required to accept any requested Special Project and provide a written proposal therefor unless (x) with respect to Special Projects that constitute IT Services, Provider is the only reasonably-available source of information or expertise needed to undertake such Special Project, and such Special Project can be completed by Provider using commercially reasonable efforts and without any adverse impact on the Transition Services being provided or on Provider's or its Affiliates' other businesses, taking into account resource limitations and the other demands on the time of the individuals needed to undertake such Special Project in conjunction with the Transition Services and Provider's and its Affiliates' other businesses, and (y) with respect to any other Special Projects, Provider determines in good faith that it can perform such Special Project using commercially reasonable efforts using Transition Employees employed at the time Provider receives the request to perform the Special Project and without any adverse impact on the Transition Services being provided or on Provider's or its Affiliates' other businesses. For purposes of determining whether Provider is the only reasonably-available source of information or expertise under clause (x) of the foregoing sentence, it is specifically acknowledged and agreed that Provider will not be deemed to have access to or use of the Retained Employees or Retained Contractors. Each written proposal for a Special Project submitted by Provider pursuant to clause (ii)(A) above shall refer to the description provided by Recipient, include the estimated time and price of performing the Special Project (including any third-party consents necessary to perform the Special Project), and include any potential impact on then-existing Transition Services. If the parties agree on such proposal, Provider shall perform such Special Project in accordance with the terms of this Agreement. If the parties do not agree on such proposal within fifteen (15) Business Days after the date it is delivered to Recipient, Provider shall have no further obligation under this Agreement with respect to such Special Project. All work product created or delivered by Provider (alone or with others) pursuant to any Special Project, together with associated intellectual property rights, shall, unless otherwise indicated in an applicable Special Project proposal, be owned by Recipient, except that Recipient shall acquire no right thereby in confidential information or trademarks, service marks, or logos of Provider or its Affiliates. To the extent that Provider fails to provide any Special Project required to be provided by Provider under this
Section 2(b), unless such failure was caused primarily by the act or omission of

Recipient Transition Group, and such failure is the primary cause of Recipient's inability to provide any services in accordance with its obligations under the Administrative Services Agreement, Recipient shall have no liability under the Administrative Services Agreement for its failure to meet its obligations to provide such affected Administrative Services until such time as the earlier of the following: (A) Provider cures such failure hereunder to the extent required to enable Recipient to resume providing such services in accordance with its obligations under the Administrative Services Agreement, or (B) Recipient, using commercially reasonable efforts, finds an alternative source for such Special Project or a work-around sufficient to enable Recipient to resume providing such services in accordance with its obligations under the Administrative Services Agreement, the incremental costs associated with which shall be reimbursed by Provider.

          (c) No Obligation to Provide Other Services. Except for the Transition Services, the Designated Services (as defined in Section 2(g) below), and any Special Projects agreed upon in accordance with Section 2(b) above, Provider shall have no obligation to provide any other services to Recipient pursuant to this Agreement.

          (d) Non-Exclusivity. Nothing herein shall prevent Recipient Transition Group during the term of this Agreement from obtaining any of the Transition Services or Designated Services from any other Person or from providing any Transition Service or Designated Service to itself using its own facilities and employees; provided, however, that the foregoing shall not excuse Recipient from complying with the provisions regarding notice of termination set forth in
Section 6(b) of this Agreement or from its payment obligations with respect to Transition Services previously rendered.

          (e) Transition Employees. The parties acknowledge and agree that the Transition Employees are employees or independent contractors of the particular Seller or Affiliate of Sellers for whom such employee works, and not employees of Recipient. In all cases, Provider reserves the right to give direction and make final decisions with regard to any and all work assignments and employment matters. In the event of any question or conflict, the instruction of Provider shall be binding. During the term of this Agreement, Provider will use commercially reasonable efforts to (i) retain the Transition Employees to the extent such employees continue to be required to perform Transition Services and
(ii) manage the number of Transition Employees so as to be commensurate with the level of services being provided at any time. On or about the first Business Day of each calendar month, the Transition Project Managers of each party shall meet (in person or telephonically) to discuss staffing levels, and shall consider in good faith each other's suggestions with respect thereto. Provider will give Recipient thirty (30) days notice prior to terminating any Transition Employee, and Recipient will have the opportunity to request that such Transition Employee be retained for a longer period of time (subject to the payment obligations described in Section 6(b) below), in which case Provider will use commercially reasonable efforts to retain such Transition Employee or replace such Transition Employee with another employee of appropriate skill and knowledge; provided, that in no event will Provider be obligated to retain any Transition Employee beyond the date that is eighteen (18) months after the Effective Date, unless the transition period is extended beyond such date by mutual agreement of the parties in accordance with Section 6(a) hereof, in which case Provider will use commercially reasonable efforts to retain such Transition Employee or replace such Transition Employee with another employee of appropriate skill and knowledge. The inability to retain any particular Transition Employee(s) shall not excuse Provider from its obligation to provide the Transition Services hereunder. Recipient may, in its reasonable discretion, provide notice to Provider of its determination that the number of Transition Employees performing a particular Transition Service is in excess of that reasonably required to perform such Transition Service then being performed or that such Transition Service is no longer required and that, therefore, one or more Transition Employees should be terminated. Within five (5) Business Days of such notice, Provider shall advise Recipient in writing (to include electronic mail correspondence) of the impact, if any, that the termination of such Transition Employee(s) would have on the Transition Services and Special Projects, if any, then being provided and any impact on the standard of services therefor. Recipient will thereafter notify Provider of its election to either (A) have Provider terminate one or more Transition Employees or (B) have Provider continue to retain one or more Transition Employees. If Recipient notifies Provider that it elects to have one or more Transition Employees terminated, (x) Recipient shall have no obligation to pay for such number of Transition Employees from and after the date that is thirty (30) days after the date of Recipient's notification to Provider and (y) from and after the date that is thirty (30) after the date of Recipient's notification to Provider, Provider shall have no liability under this Agreement for any adverse impact on the Transition Services and Special Projects (including but not limited to failure to provide or timely provide or perform the same and failure to meet required service levels), which adverse impact was described to Recipient in writing (including by electronic mail correspondence) prior to such termination. In no event shall any such adverse impact on the Transition Services that was described to Recipient in writing (including by electronic mail correspondence), including but not limited to failure to provide or timely provide or perform the same and failure to meet required service levels, resulting directly or indirectly from the termination of one or more Transition Employees at Recipient's request or direction excuse Recipient from the performance of any of its duties or obligations under the Administrative Services Agreement.

          (f) No Requirements. Nothing in this Agreement requires Recipient Transition Group (or any of its successors and assigns) to request any particular quantity or level of any Transition Service provided under this Agreement.

          (g) Retained Employees and Retained Contractors.

               (i) Retained Employees. In lieu of utilizing the Retained Employees (as defined below) to provide certain Scheduled Services, Provider agrees to second the employees listed on Schedule 2(g) (the "Retained Employees" and, each, a "Retained Employee") to Recipient to perform such services as may be required by Recipient relating to the projects and objectives described on Schedule 2(g) (collectively, the "Designated Services"). During the Retained Employee Retention Period (as defined below), Provider agrees to retain the Retained Employees as Provider employees, and Provider will use reasonable efforts consistent with past practice to preserve positive employer/employee relationships with the Retained Employees but will not be required to pay any retention bonuses other than those reflected on Schedule 5(a)(v) or otherwise take any actions beyond what would be taken to preserve employer/employee relationships with employees who are not Retained Employees. Provider is not required to retain any Retained Employee who (A) voluntarily resigns from employment with Provider, (B) is terminated by Provider for gross or willful misconduct that causes demonstrable and serious injury to Provider or has an adverse impact on Provider's standing and reputation, (C) is terminated by Provider for materially and continually failing to perform his or her duties and responsibilities, or (D) becomes unable to perform the essential functions of his or her position due to a disability that cannot be reasonably accommodated. For purposes of this Agreement, the "Retained Employee Retention Period" for each Retained Employee will begin on January 1, 2005 and will continue until June 30, 2006 or the Retention Termination Date (as defined below) for such Retained Employee, whichever occurs earlier. During the Retained Employee Retention Period, Provider will assign the Retained Employees to the provision of the Designated Services. Recipient may, in its reasonable discretion, provide notice to Provider of its determination that the number of Retained Employees performing the Designated Services is in excess of that reasonably required to perform such Designated Services then being performed or that certain Designated Services are no longer required and that, therefore, one or more specific Retained Employees should be removed from the roster of Retained Employees. From and after the date that is thirty (30) days after the date of Recipient's notification to Provider that one or more Retained Employees should be removed from the roster of Retained Employees (the "Retention Termination Date"), Recipient shall have no obligation to pay for the Retained Employees so identified and Provider shall have no liability under this Agreement to second or otherwise make such Retained Employees available to Recipient pursuant to this Section 2(g). Notwithstanding the foregoing, it is the intent of the Parties that throughout the Retained Employee Retention Period, (x) each Retained Employee engaged hereunder shall continue to be employed solely by Provider, continue to report to Provider for purposes of payroll, employee benefits and other administrative matters, and continue to be subject to Provider's employment policies and procedures; (y) Recipient shall have no authority to hire, fire, discipline or otherwise affect the employment relationship of the Retained Employees with Provider, and will not in any case be considered to be an employer or joint employer of such Retained Employees or to assume any responsibilities or obligations of such an employer; and (z) Provider will continue to be fully responsible with regard to worker's compensation, unemployment compensation, payroll tax, severance, and related matters with respect to all Retained Employees. The foregoing shall in no way limit Recipient's obligations under Section 5 and
     Section 13(b) with respect to the Retained Employees. The provisions of this Section 2(g) shall in no way affect Provider's responsibility to provide or cause to be provided the Transition Services.

               (ii) Retained Contractors. During the Retained Contractor Retention Period (as defined below), Provider agrees to make those independent contractors listed on Schedule 2(g) (the "Retained Contractors" and, each, a "Retained Contractor") available to Recipient full-time to perform, at Recipient's direction, the Designated Services. During the Retained Contractor Retention Period, Provider will use commercially reasonable efforts to retain the Retained Contractors to the extent such contractors continue to be required to perform Designated Services. Each of Recipient and Provider will cooperate and use commercially reasonable efforts either to (A) assign (and obtain, as necessary, the consent of each Retained Contractor to the assignment of) each contract between Provider or its Affiliate and any of the Retained Contractors to Recipient or (B) negotiate a direct agreement between Recipient and each of the Retained

     Contractors on substantially the same or better terms as those currently in effect under the applicable contract between Provider or its Affiliate and such Retained Contractor, as promptly as possible after the Closing Date. The "Retained Contractor Retention Period" for each Retained Contractors will begin on January 1, 2005 and will continue until the earliest to occur of (x) June 30, 2006, (y) the date on which the contract between Provider or its Affiliate and such Retained Contractor is assigned to Recipient or Recipient enters into a direct agreement with such Retained Contractor, or
     (z) the date that is thirty (30) days following the date Provider receives written notification from Recipient that such Retained Contractor should be removed from the roster of Retained Contractors. All benefits that inure to Provider or its Affiliate under Provider's or such Affiliate's contractual arrangements with any Retained Contractor shall be passed through to Recipient to the extent such benefits relate to the Designated Services provided by such Retained Contractor.

          (h) Reasonable Assistance. As necessary in connection with the Transition Services and any agreed-upon Special Projects, and provided that Provider complies with Recipient's security procedures and privacy policies as then in effect, Recipient shall provide Provider with any reasonable assistance, including providing to Provider such information, data, access to premises, management decisions, access to and reasonable cooperation of any Transferred Employees, Retained Employees and Retained Contractors with particular skills or expertise, approvals and acceptances, as may be reasonably required to permit Provider to provide the Transition Services, Designated Services and any agreed-upon Special Projects hereunder.

          (i) Recipient Employees. It is expressly understood that, except as otherwise provided herein, any services rendered by Recipient employees after the Effective Date shall not be considered Transition Services, and Provider shall not be responsible for providing the same.

          (j) Access. As necessary in connection with the Transition Services, the Designated Services, and any agreed-upon Special Projects, and provided that Recipient complies with Provider's security procedures and privacy policies as then in effect, Provider shall give Recipient reasonable access to the servers and other information technology systems used to provide the Transition Services, the Designated Services, and any agreed-upon Special Projects; all requests for such access shall be made in advance by Recipient's Transition Project Manager to Provider's Transition Project Manager. Nothing in this Agreement shall require Provider to provide any third party with access to its systems, its computing environment or its confidential information other than on commercially reasonable terms regarding privacy, security, confidentiality and timing.

          Section 3. Standard of Services, Review Procedures and Penalties.

          (a) Standard of Services for Transition Services. Provider agrees that it shall provide the Transition Services or, if Provider is utilizing a Subcontractor (as permitted under Section 4 hereof), Provider shall cause such Subcontractor to provide such Transition Services, at least (i) with respect to IT Services, at the same service levels at which such services were performed within or for the Business immediately prior to the Effective Date or, with respect to any other Transition Services, using at least the same standard of care that Provider or a Current Subcontractor used immediately prior to the Effective Date in performing such services within or for the Business, (ii) in substantial compliance with Applicable Law, and (iii) in compliance with industry standards. Provider agrees (w) to provide Recipient with documentation describing with reasonable specificity, and pass through to Recipient Transition Group, any Current Subcontractor obligations to meet service levels for Current Subcontracted Services, and (x) to enforce all contractual provisions with such Current Subcontractors with respect to their obligations to meet such service levels or otherwise ensure that all applicable service level standards are met. Provider agrees (y) to provide Recipient with documentation describing with reasonable specificity, and to pass through to Recipient Transition Group, any New Subcontractor obligations to meet service levels with respect to Transition Services to be provided by New Subcontractors (as permitted under Section 4 hereof), if any, and (z) to enforce all contractual provisions with such New Subcontractors with respect to their obligations to meet such service levels or otherwise ensure that all applicable service level standards are met. As of the Effective Date, IBM is the only Current Subcontractor that is obligated to meet service levels for Current Subcontracted Services, and a true and correct copy of such service level obligations applicable to the Current Subcontracted Services provided by IBM has been provided to Recipient.

          (b) Change in IT Services. Provider reserves the right to make any changes to (i) the manner in which the IT Services are provided and (ii) the location from which the IT Services are provided, including any changes to personnel involved in the provision of such IT Services, provided that Provider shall not, without Recipient's prior written consent, such consent not to be unreasonably withheld, thereby cause any adverse change in service levels required hereunder or functionality being supported, or result in any additional costs to Recipient.

          (c) Monthly Meeting. For the first twelve (12) weeks after the Effective Date, the Transition Project Managers of each party shall meet at least once weekly, or more frequently if mutually agreed upon, (in person or telephonically) to discuss the status of the transition, manage open issues, discuss any planned termination dates for particular Transition Services, and review service levels achieved and missed in the previous month, to the extent such information is available, as well as non-achievement of targets and corrective actions taken or planned. Thereafter, such meetings shall be held (in person or telephonically) on at least a monthly basis, or more frequently if mutually agreed upon. Once per month, during the first twelve (12) weeks after the Effective Date and thereafter, in advance of each such monthly meeting, Provider's Transition Project Manager shall provide to Recipient's Project Manager a written report summarizing all available current information on compliance with and deviation from the service levels and technology management standards as are applicable in accordance with the provisions of Section 3(a).

          (d) Failure to Meet Standards for Services. If Recipient provides Provider with written notice ("Shortfall Notice") of any failure to meet the standards for Transition Services required by Section 3(a) hereof ("Service Shortfall"), as determined by Recipient in good faith, Provider shall rectify such failure as soon as possible using commercially reasonable efforts. Provider shall be responsible for all internal and out-of-pocket costs incurred by Recipient in curing the Service Shortfall. In addition, if such Service Shortfall is not cured (i) for particular Transition Services provided by IBM, within the time frames required by the service level obligations of IBM described in the last sentence of Section 3(a) above or
(ii) for any other Transition Service, within the cure window for such Transition Service as set forth on Schedule 2(a)(i), if any, or, if no cure window is set forth on Schedule 2(a)(i), within a commercially reasonable time, then Provider shall reimburse Recipient for all incremental costs incurred by Recipient in procuring an alternative provider of such services (in excess of the costs expected to be incurred by Recipient hereunder) and confer upon Recipient the benefit of any applicable service level credits on amounts paid to Provider hereunder, which service level credits shall be determined in accordance with Provider's contract with IBM, as it relates to the Transition Services provided by IBM. Neither Provider nor its Affiliates will take any action to cause IBM to treat the Business, Provider or Security Life of Denver International Limited any less favorably under that certain Information Technology Services Agreement between ING North America Insurance Corporation and IBM dated December 16, 2003 than such entities were treated by IBM immediately prior to the Effective Date.

          Section 4. Subcontracting.

          (a) Current Subcontractors. Provider reserves the right to continue to subcontract the performance of those Transition Services that are being subcontracted immediately prior to the Effective Date ("Current Subcontracted Services") to such subcontractor that is not an Affiliate of Provider and that is providing those Current Subcontracted Services to the Business immediately prior to the Effective Date ("Current Subcontractor"), which Current Subcontracted Services shall be listed on Schedule 4(a) along with the applicable Current Subcontractor; provided, that Provider (i) shall remain primarily responsible under this Agreement for any and all obligations with respect to such Current Subcontracted Services as are undertaken by such Current Subcontractor and (ii) shall be responsible for compliance by any Current Subcontractor with the terms and conditions of this Agreement and for any acts or omissions of such Current Subcontractor, other than such acts or omissions at the request or direction of Recipient. Notwithstanding the foregoing, and except as set forth in Section 4(d) hereof, under no circumstances shall Provider have any liability or responsibility for any act or omission of any Current Subcontractor that can be characterized as a failure to adequately or appropriately perform any Current Subcontracted Services if the applicable Current Subcontracted Services otherwise meet the service level standards described in Section 3(a) hereof.

          (b) New Subcontractors. Except in connection with a global, enterprise-wide or multi-business unit contracting arrangement entered into by Provider or its Affiliates, or as otherwise provided in Section 4(a), Provider may not subcontract the performance of any obligations of Provider hereunder to any subcontractor that is not an Affiliate of Provider without Recipient's prior written approval, such approval not to be unreasonably withheld or delayed. Provider shall notify Recipient if it does not or cannot secure the right to disclose to Recipient those portions of a contract between Provider (or an Affiliate of Provider) and such subcontractor relating to service levels and the remedies for failing to achieve such service levels for applicable Transition Service(s), and Provider's failure to obtain such approval shall be deemed a reasonable basis for Recipient to withhold its approval hereunder. Each such subcontractor approved by Recipient in accordance herewith shall be referred to as a "New Subcontractor." Provider (i) shall remain primarily responsible under this Agreement for any and all obligations undertaken by any such New Subcontractor and (ii) shall be responsible for compliance by any

New Subcontractor with the terms and conditions of this Agreement and for any acts or omissions of such New Subcontractor, other than such acts or omissions at the request or direction of Recipient. Notwithstanding the foregoing, and except as set forth in Section 4(d) hereof, under no circumstances shall Provider have any liability or responsibility for any act or omission of any New Subcontractor that can be characterized as a failure to adequately or appropriately perform any New Subcontracted Services if the applicable New Subcontracted Services otherwise meet the service level standards described in
Section 3(a) hereof. Notwithstanding the foregoing, if Recipient contracts directly with any subcontractor for the provision of any Transition Services, Provider shall have no further obligations or responsibilities with respect to such Transition Services, and Provider shall have no liability whatsoever for any acts or omissions of such subcontractor. Provider will provide reasonable advance notice to Recipient of any new subcontractor permitted hereunder but not required to be approved in advance by Recipient, and any Transition Services provided by any such new subcontractor will be provided on the same terms and conditions as such new subcontractor is contractually bound to provide any similar services to Provider and/or its Affiliates generally. As of the date of this Agreement, to Provider's Knowledge, no global, enterprise-wide or multi-business unit arrangement with a new subcontractor that would result in the provision of Transition Services by such new subcontractor is currently anticipated.

          (c) Right to Disclose. Provider shall use commercially reasonable efforts to procure from IBM and each other Subcontractor the right to disclose to Recipient those portions of the applicable contract between Provider (or an Affiliate of Provider) and such Subcontractor relating to service levels for any Transition Service. Schedule 4(c) sets forth a list of all Current Subcontractors for which Provider does not have the right to disclose such information as of the Effective Date.

          (d) Subcontractor Benefits. In addition to all other rights and obligations of the parties with respect to Subcontractors as set forth herein, all benefits that inure to Provider under Provider's contractual arrangements with any Subcontractors shall be passed through to Recipient to the extent such benefits relate to the Transition Services provided by such Subcontractor.

          Section 5. Consideration for Services; Fee Dispute Resolution.

          (a) Consideration for Transition Services and Designated Services. In full consideration for Provider (or a permitted Subcontractor) providing the Transition Services and Designated Services hereunder and any and all rights granted hereunder, Recipient shall pay to Provider and reimburse Provider for, each of the following:

               (i) the (A) loaded cost of each Transition Employee who is an employee of Provider or any of its Affiliates during the applicable measurement period and (B) cost, on a pass-through basis, of each Transition Employee who is an independent contractor of Provider or any of its Affiliates during the applicable measurement period, as set forth on
     Schedule 5(a)(i);

               (ii) all fees and other charges, on a pass-through basis, from Subcontractors relating to the Transition Services;

               (iii) the cost of any Provider employees (other than Transition Employees) providing IT Services, which cost will be at the hourly rates set forth on Schedule 5(a)(iii);

               (iv) the cost of any other Provider employees providing Transition Services (other than Transition Employees and employees providing IT Services), which cost will be Provider's loaded cost associated with such employee, determined by Provider in accordance with
     Schedule 5(a)(iv);

               (v) the (A) loaded cost of each Retained Employee who is an employee of Provider or of any of its Affiliates during the applicable measurement period, and (B) cost, on a pass-through basis, of each Retained Contractor who is an independent contractor of Provider or of any of its Affiliates during the applicable measurement period, as set forth on
     Schedule 5(a)(v); and

               (vi) all of Provider's direct costs in connection with the provision of Transition Services and Designated Services (e.g. travel expenses, computer and telephone costs for Transition Employees and Retained Employees, consent or additional license fees charged by third party licensors in connection with Provider providing or Recipient Transition Group receiving the Transition Services and the Designated Services hereunder); provided, that all travel will be pre-approved by Recipient and will be reimbursed in accordance with Recipient's travel reimbursement guidelines provided to Provider in writing; direct costs in excess of $1,000 that are not listed on Schedule 5(a)(vi) will not be incurred without the prior approval of Recipient's Transition Project Manager.

For the avoidance of doubt, the overarching principle in the calculation of the consideration for the Transition Services and the Designated Services is that Provider will neither sustain a loss, nor earn a profit, as a result of the provision of such services. In no event shall Recipient be obligated to reimburse Provider, subject to Section 6(b)(i) hereof, for any fees, such as "kill fees" that would have been incurred by Provider as a result of Provider's decision to sell the Business.

          (b) Consideration for Special Projects. Pricing for any Special Projects will be negotiated separately in good faith and mutually agreed to by the parties.

          (c) Payment. Commencing with the calendar month ending January 31, 2005, Provider shall provide Recipient with accurate TSA Monthly Invoices by the fifteenth (15th) day of the month following the end of each calendar month for
(i) all Transition Services and Designated Services rendered by Provider during such month, and (ii) all invoices related to the Transition Services and Designated Services received from Subcontractors or other third parties during such month (the parties acknowledging that there may be a lag in the submission of charges from third parties relating to the provision of Transition Services and Designated Services and that any such lag shall not excuse Recipient from its obligation to timely make payment of all undisputed amounts set forth in the TSA Monthly Invoices, provided, that Provider uses its commercially reasonable efforts to obtain such Subcontractor or third party invoices). Payment of all undisputed amounts in each TSA Monthly Invoice shall be due and payable within sixty (60) days of Recipient's receipt of such TSA Monthly Invoice.

          (d) Fee Dispute Resolution. If a dispute arises as to any TSA Monthly Invoice, the parties shall use their commercially reasonable efforts to reach an agreement with respect to such disputed amount. If the respective parties at Recipient and Provider responsible for preparing and reviewing, as the case may be, the TSA Monthly Invoices are unable to reach an agreement within ten (10) Business Days after Recipient has notified Provider that there is a fee dispute, then the Transition Project Managers of Recipient and Provider shall confer and use their commercially reasonable efforts to come to a resolution of the dispute. If the parties are unable to agree upon a resolution of the dispute within ten (10) Business Days after the Transition Project Managers of Recipient and Provider have conferred, then the dispute shall be settled in accordance with Section 22 hereof.

          (e) Taxes. Any local or state sales tax, transfer tax, value-added tax, goods and services tax or similar tax (including any such taxes that are required to be withheld, but excluding all other taxes including, but not limited to, taxes based upon or calculated by reference to income, receipts or capital) ("Taxes") imposed on the fees paid to Provider pursuant to this Section 5 shall be separately stated on the relevant invoice and shall be paid by Recipient to Provider. Provider shall be responsible for submitting Taxes to the appropriate taxing authority.

          (f) TSA Records. Provider shall maintain true and correct records of all receipts, invoices, reports and other documents relating to the Transition Services and Designated Services rendered hereunder (the "TSA Records") in accordance with its standard accounting practices and procedures, consistently applied, which practices and procedures are employed by Provider in its provision of Transition Services and Designated Services.

          Section 6. Term and Termination.

          (a) Period of Services. Provider hereby agrees to provide or cause to be provided the Transition Services and the Designated Services for the period of time beginning on the Effective Date and ending eighteen (18) months thereafter, unless such service is earlier terminated as provided herein. Recipient may earlier terminate this Agreement, any Transition Service provided hereunder, or the Designated Services in accordance with Section 6(b) below and either party may earlier terminate this Agreement in accordance with Section 6(c) below. In the event that Recipient requests that Provider provide any Transition Service or the Designated Services beyond the eighteen (18) month anniversary of the Effective Date, Provider will consider such request, and the parties shall negotiate in good faith to determine whether they can agree on terms (including pricing) for the extension of the term of this Agreement with respect to such Transition Service or Designated Services.

          (b) Termination of Individual Transition Services or Designated Services.

               (i) Termination of Transition Services. Any specific Transition Service may be terminated by Recipient in accordance with this Section 6(b) or by either party in accordance with Section 6(c). The termination of any particular Transition Service in accordance with this Section 6(b) shall not terminate any other Transition Service or any Special Project or terminate this Agreement with respect to any other Transition Service or Special Project. Whenever Recipient desires to terminate a Transition Service, for any reason or no reason, Recipient shall provide to Provider not fewer than thirty (30) days, or such greater number of days as may be designated on

     Schedule 2(a)(i) with respect to any Scheduled Service, prior to the proposed termination date, written notice describing the Transition Service to be terminated and the termination date. Upon such termination date, charges for such terminated Transition Service shall cease to accrue, but Recipient shall continue to be responsible for the costs of any other services being provided hereunder, including, without limitation, the cost of all Transition Employees who continue to be employed following the termination of such Transition Service, subject to Provider's obligation to manage the number of Transition Employees as described herein. It is expressly understood that so long as the required notice is given in accordance with this Section 6(b), Recipient Transition Group shall have no obligation to pay for any "early-termination" or "kill fee" costs or expenses payable to third parties (including, without limitation, Subcontractors and independent contractors) or incurred internally by Provider as a result of the termination of Transition Services in accordance with the terms of this Section 6(b) or the termination, diminishment or other modification of services or equipment provided to Provider by a third party, which costs would have been incurred by Provider upon the disposition of the Business if no Transition Services were provided. No such termination of any Transition Service shall in any way affect Provider's obligation to provide or make available any other service provided or required pursuant to this Agreement or Recipient's obligation to pay for the same, all in accordance with the terms of this Agreement.

               (ii) Resumed Services. During the term of this Agreement (not to extend beyond eighteen (18) months, except as provided above), Recipient may request that Provider resume the performance of any previously-terminated Transition Service. If, using commercially reasonable efforts, Provider can resume the performance of such Transition Service utilizing Transition Employees who continue to be employed at the time of the request, taking into account the skills and experience of such Transition Employees and any other demands on the time of such Transition Employees in connection with provision of other Transition Services, Provider will resume the performance of such terminated Transition Service within a commercially reasonable period of time not to exceed thirty (30) days following the date of Recipient's request.

               (iii) Termination of Designated Services. The Designated Services shall terminate automatically upon the removal from the roster of Retained Employees and Retained Contractors of, respectively, the last Retained Employee and Retained Contractor in accordance with the provisions of
     Section 2(g).

          (c) Termination of Agreement.

               (i) Either party (the "Terminating Party") may terminate this Agreement (or with respect to Section 6(c)(i)(A), any particular Transition Service(s)) with immediate effect by notice in writing to the other party (the "Other Party") upon or at any time after the occurrence of any of the following events:

               (A) The Other Party is in default of any of its material obligations under this Agreement, or if Provider is in default of any of its material obligations with respect to any particular Transition Service, and (if the breach is capable of being remedied) has failed to remedy the breach within thirty (30) days after receipt of notice in writing from the Terminating Party giving the particulars of the breach;

               (B) The Other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; and

               (C) An involuntary case or other proceeding shall be commenced against the Other Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days, or an order for relief shall be entered against the Other Party.

               (ii) If this Agreement is terminated by Recipient in accordance with Section 6(c)(i), (iii) or (iv) hereof, or if any portion of this Agreement is terminated by Recipient in accordance with Section 6(c)(i)(A) or 6(c)(iii) hereof, subject to Section 25 hereof, as Recipient's sole and exclusive remedy, Recipient shall be entitled to recover, and Provider shall pay to Recipient, Recipient Transition Group's reasonable and actual incremental costs (in excess of the costs expected to be incurred by Recipient Transition Group under this Agreement) incurred in procuring substitute services for a period of time following termination of the Agreement (not to extend beyond the day that is eighteen (18) months after the Effective Date) or such relevant portion thereof that is reasonable under the circumstances until Recipient Transition Group can arrange for Recipient Transition Group or a third party to commence providing the terminated Transition Services and Designated Services. Subject to Section 25 hereof, upon payment of such incremental costs, if any, in accordance with this Section 6(c)(ii), Provider shall have no further liability or obligation to Recipient pursuant to this Agreement. In the event that Recipient terminates the Agreement pursuant to Section 6(c)(i), (iii) or
     (iv), and such termination is the primary cause of Recipient's inability to provide any services in accordance with its obligations under the Administrative Services Agreement, Recipient shall have no liability under the Administrative Services Agreement for its failure to meet its obligations to provide such affected services until such time as Recipient, using commercially reasonable efforts, finds an alternative source for such Transition Service or Designated Service or a work-around sufficient to enable Recipient to resume providing such services in accordance with its obligations under the

     Administrative Services Agreement, the incremental costs associated with which shall be reimbursed by Provider.

               (iii) If Provider entirely fails to perform any particular Transition Service required hereunder for a period of fifteen (15) days or more for any reason other than Recipient Transition Group's failure to take actions required of Recipient under this Agreement, Recipient may terminate this Agreement as to such Transition Service upon written notice to Provider, with termination to be effective upon receipt of such notice or on such later date as Recipient may specify.

               (iv) Subject to Section 10(a), if, for a period of five (5) consecutive Business Days or more, Provider entirely fails to perform the Transition Services required hereunder as a whole in substantially all respects and to such an extent that the ability of the Recipient Transition Group to continue the Business as a whole is endangered, unless such failure was caused primarily by the act or omission of Recipient Transition Group, Recipient may terminate this Agreement upon written notice to Provider specifying a termination date.

          (d) Effect of Termination; Return of Materials. As promptly as practicable upon termination of this Agreement, or, if applicable, upon earlier termination of any particular Transition Service and any related Transition Assistance or, if applicable, upon earlier termination of the Designated Services, and except as otherwise set forth in the Technology Transfer and License Agreement and subject to Provider's rights to retain an instance of all Data and a copy of all Computer Programs as described therein, (A) each party will return to the other party all materials and property in its possession or control (or the possession or control of an Affiliate) which is owned by or licensed to such other party or its Affiliates, and (B)(i) all materials and property (to the extent embodied in a tangible form) that constitute any part of the Transferred Assets (as defined in the Asset Purchase Agreement), which materials and property are no longer needed for the performance of other Transition Services or other Transition Assistance or Designated Services under this Agreement, shall be delivered to Recipient in such machine readable format and media as mutually agreed upon by the parties and (ii) copies of any and all additions or modifications made or caused to be made to the Owned Principally-Used Computer Programs (including, to the extent available, both object code and source code) by either Provider or Recipient for the benefit of Recipient under this Agreement shall be provided to Recipient and no copies thereof shall be retained by Provider.

          (e) Transition Assistance. In preparation for the discontinuation of any Transition Service provided under this Agreement, at Recipient's request, Provider shall, consistent with its obligation to provide Transition Services hereunder and with the cooperation and assistance of Recipient, use commercially reasonable efforts to provide such knowledge transfer services and to take such steps as are reasonably required in order to facilitate a smooth and efficient transition and/or migration of records and responsibilities to Recipient so as to minimize any disruption of services ("Transition Assistance"). Recipient shall cooperate with Provider to allow Provider to complete the Transition Assistance as early as is commercially reasonable to do so. As part of the Transition Assistance, the parties will work together to develop a mutually-agreeable transition plan (the "Transition Plan") setting forth the respective tasks to be accomplished by each party in connection with the orderly transition and a schedule pursuant to which the tasks are to be completed. Such Transition Assistance shall be considered an additional Scheduled Service, and the fees and costs charged by Provider for providing the same shall be set forth in a schedule agreed to by the parties, or, in the absence of agreement of the parties for any particular service, shall be Provider's loaded costs of providing the same, which costs shall be in accordance with the rates and methodologies described in
Section 5 hereof.

          Section 7. Transition Project Management. Each of Provider and Recipient Transition Group shall appoint a Transition Project Manager. Each Transition Project Manager may appoint or designate in writing, directed to the other Transition Project Manager, a person or persons to act in his or her stead on day-to-day matters within various functional areas such as, by way of example, and not in limitation, primary contacts to deal with IT matters, actuarial matters or financial matters. The Transition Project Manager may serve as the primary contact point for his or her respective principal with respect to issues that may arise during the performance of this Agreement; provided, that,
(i) except for those duties expressly assigned to the Transition Project Managers hereunder, neither Transition Project Manager, nor any designee of either Transition Project Manager, shall have the authority to bind his or her respective principal and (ii) neither Transition Project Manager, nor any designee of either Transition Project Manager, shall have the authority to change the terms or conditions of this Agreement. Each party's initial Transition Project Manager, along with his or her title and relevant contact information (including business address, email address, telephone number and facsimile number), are identified on Schedule 7(a). Any party may, by notice given to the other party, replace its Transition Project Manager hereunder, provided that notice of such change shall be effective upon receipt.

          Section 8. Relationships Among the Parties. Nothing in this Agreement shall cause the relationship between Provider and Recipient Transition Group to be deemed to constitute an agency, partnership or joint venture. The terms of this Agreement are not intended to constitute a joint employer for any purpose between any of the parties and their Affiliates. Each of the parties agrees that the provisions of this Agreement as a whole are not intended to, and do not, constitute control of the other party (or any Affiliates thereof) or provide it with the ability to control such other party (or any Affiliates thereof), and each party hereto expressly disclaims any right or power under this Agreement to exercise any power whatsoever over the management or policies of the other (or any Affiliates thereof). Except as otherwise expressly set forth herein, neither Provider nor Recipient Transition Group shall incur any liability with respect to the financial obligations of the other party under this Agreement.

          Section 9. Compliance With and Changes to Laws and Policies.

          (a) Compliance with General Laws. Nothing in this Agreement shall oblige either party hereto to act in breach of the requirements of any law, ordinance, rule, regulation or order of any governmental entity applicable to it, including, but not limited to, securities and insurance laws, written policy statements of securities commissions, insurance and other regulatory authorities, and the by-laws, rules, regulations and written policy statements of relevant securities and self-regulatory organizations or order of any governmental entity concerning privacy.

          (b) Regulatory Matters. Provider shall cooperate with Recipient Transition Group and any regulatory authorities that supervise Recipient Transition Group in connection with meeting any regulatory requirements applicable to entities that provide Transition Services to Recipient.

          (c) Privacy Policies.

               (i) Compliance. Recipient shall at all times remain in material compliance with each Provider Privacy Policy and any other Provider internal policies or guidelines provided to Recipient in writing and set forth in Schedule 9(c)(i), except that Recipient shall not be bound by any Privacy Promise (as referenced in Schedule 9(c)(i)) or any other promises made by Provider to non-institutional customers. Provider shall at all times remain in material compliance with each Recipient Privacy Policy and any other Recipient internal policies or guidelines provided to Provider in writing and set forth in Schedule 9(c)(i).

               (ii) Amendment. During the term of this Agreement, neither Provider nor Recipient will, without the prior written consent of the other party (which shall not be unreasonably withheld or delayed), amend its Privacy Policy except (i) (A) as would not or would not be likely to materially adversely affect Provider's ability to perform the Transition Services and (B) as would not or would not be likely to materially adversely affect Recipient Transition Group's ability to receive and use the Transition Services or (ii) as required by a change in any applicable statute, law, ordinance, rule, regulation or order of any governmental entity concerning privacy or (iii) as is necessary in order to provide a Transition Service. Each of Provider and Recipient shall provide the other party with commercially reasonable prior written notice of any change in any Privacy Policy.

          Section 10. Inability to Perform Services; Technology Changes.

          (a) Inability to Perform Services. In the event that Provider is unable to perform all or any portion of the Transition Services as required by this Agreement, or by reason of its failure to act in accordance with Section 2(g), all or any portion of the Designated Services, for any reason for a period that can reasonably be expected to exceed five (5) consecutive Business Days, Provider shall provide notice to Recipient of its inability to perform the services and shall cooperate with Recipient Transition Group in obtaining an alternative means of receiving such services, and the terms of Section 2(a)(iv) shall apply. In addition to any service level credits conferred to Recipient's benefit pursuant to Section 3(d) or any other remedies available under this Agreement, Provider shall be responsible for (i) all costs incurred in restoring the service and (ii) if such service is not restored within a commercially reasonable time, all incremental costs incurred in procuring an alternative provider of such services (in excess of the costs expected to be incurred by Recipient Transition Group for such services under this Agreement), provided, in either case, that such costs for which Provider is responsible shall be reduced, and shall become the responsibility of Recipient, to the extent that the inability of Provider to perform any or a portion of any Transition Service was caused by Recipient.

          (b) Disaster Recovery. Provider shall maintain security and disaster recovery procedures to protect data owned by Recipient as well as Recipient's networks and systems utilized in providing the Transition Services, all in accordance with commercially reasonable practices.

          (c) Technology Changes. Each party shall provide written notice to the other of any proposed or implemented Technology Changes that reasonably should be expected to (i) have a material adverse effect on the other party, (ii) have a material adverse effect on the functionality or performance of, or materially decrease the resource efficiency of, one or more Transition Services or Designated Services or (iii) materially increase the cost of Transition Services or Designated Services provided hereunder. Within ten (10) days following the receipt of such written notice, the Transition Project Managers of each party shall meet to negotiate in good faith any appropriate actions to be taken in light of such Technology Change. Such notice shall be given as far in advance of such Technology Change as is practicable. All planned network outages affecting Recipient shall be subject to written notice by Provider, to be given as far in advance of such planned network outages as is practicable. Each party shall be responsible for implementing all changes to its respective computing environment, including changes to programs, manual procedures, job control language statements, distribution parameters, and schedules.

          Section 11. Covenants and Other Agreements.

          (a) Compliance with Laws. Each party shall be responsible for complying with all Applicable Laws then in effect pertaining to such party's business and operations and its performance of this Agreement.

          (b) Non-Infringement. Provider covenants that except for (i) any failure to receive any required third party consents and (ii) any actions taken at the specific request or direction of Recipient Transition Group, its provision of the Transition Services and Designated Services and Recipient's receipt of the Transition Services and Designated Services hereunder will not infringe any trademark, trade name, trade dress or other intellectual property right of any third party.

          (c) Lack of Harmful Components. Provider covenants that it will utilize commercially available anti-virus software in accordance with industry standards for the purpose of preventing the introduction of any virus, disabling code or other such malware into Recipient's systems or data in the provision of the Transition Services and the Designated Services.

          (d) Third-Party Contracts and Restrictions. To the extent that (i) the Retained Computer Programs used to provide the Transition Services or Designated Services include software or other technology licensed from third parties, or
(ii) the Transition Services or Designated Services include the services of Third Party Vendors or are provided through permitted Subcontractors, it is intended and agreed that the Transition Services and Designated Services provided to Recipient under this Agreement shall be within the scope and on the terms and conditions established by the third-party licensors, vendors or providers. This Agreement is not intended to constitute a sublicense of any of the Retained Computer Programs or technology provided by third-party licensors or to create a commercial service bureau in favor of Recipient or the Recipient Transition Group, but instead is a services agreement between Provider and a former business unit of Provider. In the event that Provider encounters a restriction or objection from a third-party licensor, vendor or provider that prevents Provider, as a practical matter from providing any Transition Service or Designated Service as contemplated by this Agreement, then Provider shall so notify Recipient and the parties will confer to decide upon an alternative solution, which may include seeking necessary consents or licenses, replacing the affected resource, or adopting a work-around. Provider gives no assurance about whether such a restriction or objection can or may arise, but Provider shall be required to (x) implement an alternative means of providing any relevant Transition Services or (y) cooperate with the Retained Employees and Retained Contractors and provide reasonable assistance to Recipient and the Retained Employees and Retained Contractors in the implementation of an alternative means of providing any relevant Designated Services, as applicable, in each case after consulting with Recipient as required by the foregoing sentence. The cost of providing any relevant Transition Service or Designated Service through such alternative means shall be paid by Recipient. To the extent that Provider fails to implement such alternative means of providing such relevant Transition Service for reasons other than Recipient's refusal to pay for the same, unless such failure was caused primarily by the act or omission of Recipient Transition Group, and such failure is the primary cause of Recipient's inability to provide any services in accordance with its obligations under the Administrative Services Agreement, Recipient shall have no liability under the Administrative Services Agreement for its failure to meet its obligations to provide such affected services until such time as the earlier of the following: (A) Provider provides such alternative means of providing the relevant Transition Service to the extent required to enable Recipient to resume providing such services in accordance with its obligations under the Administrative Services Agreement, or (B) Recipient, using commercially reasonable efforts, finds an alternative source for the relevant Transition Service or a work-around sufficient to enable Recipient to resume providing such services in accordance with its obligations under the Administrative Services Agreement, the incremental costs associated with which shall be reimbursed by Provider.

          Section 12. Dispute Resolution.

          (a) Resolution by the Parties. If any dispute shall arise between Provider and Recipient Transition Group under this Agreement (excluding any dispute regarding the amount of any TSA Monthly Invoice, as to which the provisions of Section 5(d) shall apply), whether such dispute arises before or after the termination of this Agreement, such dispute shall be submitted for resolution by the parties in accordance with this Section 12(a). In the event of such a dispute, the party raising the problem shall submit notice thereof in writing to Transition Project Manager of the other party. The Transition Project Manager shall be provided access to the relevant notice for purposes of resolving the dispute. If the Transition Project Managers are unable to resolve the dispute within ten (10) days after the dispute has been referred to them (or such longer time period as the Transition Project Managers agree upon in writing), either party shall be free to pursue its rights and remedies hereunder in accordance with Section 22.

          (b) Relief in Court. Nothing in this Agreement shall prevent the parties hereto from seeking equitable relief (including, without limitation, injunctive relief or specific performance as set forth in Section 30) in a court for any breach or threatened breach of any provision hereof.

          Section 13. Indemnification.

          (a) Indemnification by Provider. Provider agrees to indemnify and hold harmless each party in the Recipient Transition Group and their respective directors, officers and employees (collectively, the "Recipient Indemnified Parties") from any and all Losses arising out of or caused by (i) any breach by Provider of any obligation or covenant set forth in this Agreement or in any certificate or other document delivered pursuant hereto, (ii) Provider's or its employees' acts or omissions with respect to the Retained Employees or Retained Contractors, (iii) the acts or omissions of the Retained Employees or Retained Contractors other than such acts or omissions at the request or direction of Recipient Transition Group, (iv) Provider's or any of its Affiliate's responsibilities as employer of the Retained Employees, (v) Provider's or any of its Affiliate's current or former contractual arrangements with any of the Retained Contractors, or (vi) any successful enforcement of this indemnity.

          (b) Indemnification by Recipient. Recipient agrees to indemnify and hold harmless Provider and its directors, officers and employees (collectively, the "Provider Indemnified Parties") from any and all Losses arising out of or caused by (i) any breach by Recipient of any obligation or covenant set forth in this Agreement or in any certificate or other document delivered pursuant hereto, (ii) Recipient's or its employees' acts or omissions with respect to the Retained Employees or (iii) any successful enforcement of this indemnity.

          (c) Indemnification Procedures. In the event either Recipient or Provider shall have a claim for indemnity against the other party under the terms of this Agreement with respect to any third-party claim, the parties shall follow the procedures set forth in Section 10.3 of the Asset Purchase Agreement. The parties hereto shall follow the procedures set forth in Section 22 hereof with respect to any other claim for indemnity.

          (d) Exclusive Remedy. Each party hereto expressly acknowledges that other than as expressly set forth herein, (i) the provisions of this Section 13 shall be the sole and exclusive remedy for all claims, actions, damages, liabilities, costs and expenses caused as a result of any breach by the other party of any covenant set forth in this Agreement or in any certificate or other document delivered pursuant hereto, except that the remedies of injunction and specific performance shall remain available to the parties hereto, and (ii) no party shall be liable or responsible to any other party hereto or its Affiliates for punitive, incidental, consequential or multiplied damages, in accordance with Section 25 hereof, other than for the liable party's fraud, theft, embezzlement or other intentional acts or omissions of bad faith.

          Section 14. Ownership, Data and Security.

          (a) Ownership. Each party will, subject to the provisions of the Asset Purchase Agreement, the Technology Transfer and License Agreement and any express license granted under this Agreement, retain all rights in any Computer Programs, ideas, concepts, know-how, development tools, techniques or any other proprietary material or information that it owned or developed prior to the date of this Agreement, or acquires or develops after the date of this Agreement without reference to or use of the intellectual property or proprietary material or information of the other party. All work product created for or delivered to Recipient by Provider (alone or with others) as part of the Transition Services or the Designated Services, together with associated intellectual property rights, shall, unless otherwise indicated in a writing signed by both parties, be owned by Recipient, except that Recipient shall acquire no right thereby in confidential information or trademarks, service marks, or logos of Provider or its Affiliates. Notwithstanding any other provision of this Agreement, all general industry knowledge which either party obtains as a result of the performance of prescribed work may be used by either party without restriction unless and then only to the extent that such activity would disclose the other party's confidential information in violation of the confidentiality obligations of the parties, including pursuant to Section 26 hereof.

          (b) Recipient Data. All data pertaining to Recipient or its customers processed by Provider or stored in Provider's systems or otherwise in Provider's possession or control as part of the Transition Services or the Designated Services shall be owned by Recipient, shall be used only to carry out this Agreement, and may not be disclosed to anyone except employees, agents, and subcontractors of Provider who have a "need to know" the same in order to further or facilitate the performance of the Transition Services or the Designated Services and who are required to respect the confidentiality thereof. When and as reasonably requested by Recipient (and subject to the rights of Provider and its Affiliates pursuant to the Technology Transfer and License Agreement), Provider shall return to Recipient copies of Recipient's information, data, and files (which information, data and files shall be segregated from that of Provider, at Provider's expense) in such form as Recipient may reasonably request. The parties agree that the confidentiality of all such data is governed by Section 5.7 of the Asset Purchase Agreement and the Confidentiality Agreement.

          (c) Security. Provider shall maintain substantially the same safeguards as are in use with respect to Provider's data to protect against (i) the accidental or unauthorized deletion, destruction or alteration of Data (as defined in the Asset Purchase Agreement) in Provider's possession or control and
(ii) the unauthorized access thereto. Provider shall maintain substantially the same safeguards which are in use with respect to Provider's software to protect against (x) the accidental or unauthorized deletion, destruction or alteration of the Owned Principally-Used Computer Programs and the Licensed Computer Programs in Provider's possession or control and (y) the unauthorized access thereto. If Recipient requests reasonable additional safeguards, Provider shall use commercially reasonable efforts to provide such additional safeguards at rates and upon terms and conditions as mutually agreed to in writing by the parties. Provider shall comply with all requirements of applicable regulatory authorities regarding data retention.

          Section 15. Force Majeure.

          (a) General. Subject to Section 15(b), below, neither party shall be liable for any failure or delay in the performance of its obligations (other than payment obligations) under this Agreement to the extent such failure or delay both:

               (i) is caused by any of the following: acts of war, terrorism, civil riots or rebellions; quarantines, embargoes and other similar unusual governmental action; extraordinary elements of nature or acts of God; and

               (ii) could not have been prevented by the non-performing party's reasonable precautions or commercially accepted processes, or could not reasonably be circumvented by the non-performing party through the use of substitute services, alternate sources, work around plans or other means by which the requirements of Recipient for services substantially similar to the Transition Services hereunder would be satisfied.

          (b) Definition. Events meeting both of the criteria set forth in subsections 15(a)(i) and 15(a)(ii) above are referred to individually and collectively as "Force Majeure Events." The parties expressly acknowledge that Force Majeure Events do not include vandalism, the regulatory acts of governmental agencies, labor strikes, or the non performance by third parties or Subcontractors relied on for the delivery of the Transition Services, unless such failure or non-performance by a third party or Subcontractor is itself caused by a Force Majeure Event.

          (c) Excuse of Performance. Upon the occurrence of a Force Majeure Event, the non-performing party shall be excused from any further performance of the affected obligation(s) (other than payment obligations) for so long as such circumstances prevail, provided that such party continues to attempt to recommence performance to the greatest extent possible without delay. To the extent that Provider (i) fails to provide or fails to timely provide any Transition Service as required under this Agreement, (ii) by reason of its failure to act in accordance with Section 2(g), fails to timely provide all or any portion of the Designated Services, or (iii) fails to meet the applicable standard of service for any Transition Service as set forth herein as a result of a Force Majeure Event, unless such failure was caused primarily by the act or omission of Recipient Transition Group, and such failure is the primary cause of Recipient's inability to provide any services in accordance with its obligations under the Administrative Services Agreement, Recipient shall have no liability under the Administrative Services Agreement for its failure to meet its obligations to provide such affected Administrative Services until such time as the earlier of the following: (A) Provider cures such failure hereunder to the extent required to enable Recipient to resume providing such services in accordance with its obligations under the Administrative Services Agreement, or
(B) Recipient, using commercially reasonable efforts, finds an alternative source for such Transition Service or Designated Service or a work-around sufficient to enable Recipient to resume providing such services in accordance with its obligations under the Administrative Services Agreement, the incremental costs associated with which shall be reimbursed by Provider.

          (d) Disaster Recovery Plan. Notwithstanding any other provision of this Section 15, a Force Majeure Event that results in failure or substantial delay of the performance by Provider of its obligations under this Agreement shall obligate Provider, if appropriate, to implement its disaster recovery plan within the time periods described therein.

          (e) Termination Upon Force Majeure. If a Force Majeure Event causes a material failure or delay in the performance of any Transition Services for more than thirty (30) consecutive days, Recipient may, at its option, immediately terminate this Agreement without liability to Provider, other than liability for payment of unpaid invoices or for services previously rendered.

          Section 16. Survival. The provisions of Section 6(b) (Termination of Individual Transition Services or Designated Services), 6(c) (Termination of Agreement), 6(d) (Effect of Termination; Return of Materials), Section 9 (Compliance With and Changes to Law and Policies), Section 13 (Indemnification), this Section 16, Section 17 (Notices), Section 20 (Waivers and Amendments),
Section 21 (Exhibits; Schedules), Section 22 (Arbitration), Section 23 (Governing Law and Jurisdiction), Section 25 (Waiver of Jury Trial), Section 26 (Confidentiality), Section 27 (Captions) and Section 30 (Equitable Rights) shall survive the termination or expiration of this Agreement.

          Section 17. Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be delivered personally, sent by registered or certified mail, postage prepaid, by overnight courier with written confirmation of delivery. Any such notice shall be deemed given when so delivered personally, or if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery. Such notices shall be given to the following address:

To Provider:          Security Life of Denver Insurance Company
                      Attention: Mark Tullis
                      c/o ING North America Insurance Corporation
                      5780 Powers Ferry Road NW
                      Atlanta, GA 30327

With a concurrent
copy to:              B. Scott Burton
                      Corporate General Counsel
                      ING North America Insurance Corporation
                      5780 Powers Ferry Road NW
                      Atlanta, GA 30327

                      and

                      David A. Massey, Esq.
                      Sutherland Asbill & Brennan LLP
                      1275 Pennsylvania Ave., NW
                      Washington, DC 20004-2415

To Recipient:         Scottish Re (U.S.) Inc.
                      13840 Ballantyne Corporate Place, Suite 500
                      Charlotte, NC  28277
                      Attention:  Nate Gemmiti, Esq.

With a copy to:       Stephen G. Rooney, Esq.
                      LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                      125 West 55th Street
                      New York, NY 10019

          Section 18. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any of the rights, interests, or obligations hereunder, may be assigned in whole or in part, by any party without the prior written consent of the other parties hereto and any assignment without such consent shall be null and void; provided, that upon prior written notice to Provider, Recipient may assign to any one or more of its current or after-acquired Affiliates all or any part of its rights, interest or obligations under this Agreement. Notwithstanding the foregoing, Recipient may assign this Agreement in its entirety in connection with a sale of all or substantially all of the Business, without the consent of Provider. Notwithstanding any provision of this Agreement, it is understood for the avoidance of any doubt that in the event a party shall merge or consolidate with another Person or enter into a business combination with a third party, such merger, consolidation or business combination shall not be deemed to be an assignment and, accordingly, no consent of any Person shall be required hereunder.

          Section 19. Execution in Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

          Section 20. Waivers and Amendments. Except as otherwise permitted herein, any modification, supplement, or amendment to this Agreement, or any waiver hereunder, shall be effective only if made in writing and signed by the designated officer of each of the parties hereto. No waiver of any provision of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and signed by or on behalf of the party against whom such waiver or consent is claimed. No course of dealing or failure of any party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition. Waiver by either party of any default by the other party shall not be deemed a waiver of any other default.

          Section 21. Exhibits; Schedules. All exhibits and schedules incorporated by referenced in this Agreement shall be deemed incorporated into and shall become part of this Agreement.

          Section 22. Arbitration

          (a) Arbitration. After the Closing Date, except as otherwise set forth in Section 5(d) and Section 12, and except with regard to relief pursuant to
Section 30, any dispute between Recipient and Provider with reference to the interpretation or performance of this Agreement, whether such dispute arises before or after the termination of this Agreement, shall be decided through negotiation and, if necessary, arbitration as set forth in this Section 22. The parties intend this Section 22 to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C., Section 1) including any amendments to that Act which are subsequently adopted. In the event that either party refuses to submit to arbitration as required by Section 22(a), the other party may request the court specified in Section 23 to compel arbitration in accordance with the Federal Arbitration Act.

          (b) Procedures. Provider and Recipient intend that any dispute between them arising under this Agreement be resolved without resort to any litigation. Accordingly, Provider and Recipient agree that they will negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any such dispute; provided, however, that if any such dispute cannot be so resolved by them within sixty (60) calendar days (or such longer period as the parties may agree) after commencing such negotiations, Provider and Recipient agree that they will submit such dispute to arbitration in the manner specified in, and such arbitration proceeding will be conducted in accordance with, the Commercial Arbitration Rules of the American Arbitration Association.

          The arbitration hearing will be before a panel of three disinterested arbitrators, each of whom must be a present or former officer of a life insurance or life reinsurance company familiar with the life reinsurance business, or other professionals with experience in life insurance or reinsurance, provided that such professionals shall not have performed services for either party within the previous five (5) years, and provided further that no arbitrator shall be a former employee of either Provider or any of its Affiliates. Provider and Recipient will each appoint one arbitrator by written notification to the other party within thirty (30) calendar days after the date of the mailing of the notification initiating the arbitration. These two arbitrators will then select the third arbitrator within sixty (60) calendar days after the date of the mailing of the notification initiating arbitration.

          If either Provider or Recipient fails to appoint an arbitrator, or should the two arbitrators be unable to agree upon the choice of a third arbitrator, the president of the American Arbitration Association will appoint the necessary arbitrators within thirty (30) calendar days after the request to do so.

          The arbitrators shall base their decision on the terms and conditions of this Agreement. However, if the terms and conditions of this Agreement do not explicitly dispose of an issue in dispute between the parties, the arbitrators may base their decision on the customs and practices of the life insurance and life reinsurance industry together with an interpretation of the law. The vote or approval of a majority of the arbitrators will decide any question considered by the arbitrators. The place of arbitration will be determined by the arbitrators. Each decision (including without limitation each award) of the arbitrators will be final and binding on all parties and will be nonappealable, except that (at the request of either Provider or Recipient) any award of the arbitrators may be confirmed (or, if appropriate, vacated) by a judgment entered by the court specified in Section 23. In no event may the arbitrators award punitive or exemplary damages, except for the liable party's fraud, theft, embezzlement or other intentional acts or omissions of bad faith. Each party will be responsible for paying (i) all fees and expenses charged by its respective counsel, accountants, actuaries, and other representatives in conjunction with such arbitration and (ii) one-half of the fees and expenses charged by each arbitrator.

          Section 23. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into therein, without reference to principles of choice of law or conflicts of laws. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal Court sitting in New York, over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any action, suit or proceeding brought against such party in such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto agrees that final judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party may be subject, by suit upon such judgment.

          Section 24. Sole Agreement.

          (a) This Agreement may not be amended or modified in any respect whatsoever except by instrument in writing signed by the parties hereto. This Agreement, the Asset Purchase Agreement, the Related Agreements and the Confidentiality Agreement, including the exhibits, schedules, and other documents delivered pursuant hereto, constitute the entire agreement among the parties hereto and their respective Affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them with respect thereto.

          (b) This Agreement is a master agreement and shall be construed as a separate and independent agreement for each and every Transition Service provided under this Agreement. Any specific Transition Service may be subject to termination in accordance with Section 6(b)(i), 6(c)(i)(A) or 6(c)(iii). Any termination of this Agreement in accordance with Section 6(b)(i) or (c) with respect to any particular Transition Service shall not terminate the Agreement with respect to any other Transition Service.

          Section 25. Waiver of Jury Trial; Multiplied and Punitive Damages. Each of the parties hereto irrevocably waives, with respect to any action filed by either party against the other party (but not as to any action by one party against the other seeking indemnification for a third party claim against the party initiating the action, to the extent that such damages may be recoverable as part of the indemnification by the indemnified party) (i) any and all right to trial by jury, and (ii) any right to punitive, incidental, consequential or multiplied damages, either pursuant to common law or statute, in any legal proceedings arising out of or related to this Agreement or the transactions contemplated hereby, except for the liable party's fraud, theft, embezzlement or other intentional acts or omissions of bad faith.

          Section 26. Confidentiality.

          (a) Confidential Information. Each party hereto shall use at least the same standard of care in the protection of Confidential Information of the other party as it uses to protect its own confidential or proprietary information; provided that such Confidential

Information shall be protected in at least a reasonable manner. For purposes of this Agreement, "Confidential Information" includes all confidential or proprietary information and documentation of any party hereto, including the terms of this Agreement, including with respect to each party, all of its software (including source code and object code), documentation, data, its customer data, software and confidential information of third parties as to which such party owes a duty of confidentiality, financial information, information relating to the other party's planned or existing computer systems, systems architecture, computer hardware, methods of processing and operational methods, sales, profits, organizational restructuring, new business initiatives, proprietary and confidential information that describes the other party's insurance and financial products (including actuarial calculations, product designs, and how such products are administered and managed), proprietary and confidential information that describes the other party's product strategies or tax interpretations or tax positions or the treatment of any item, all reports, exhibits, and other documentation prepared by any of its Affiliates. Each party hereto shall use the Confidential Information of the other party only in connection with the purposes of this Agreement and shall make such Confidential Information available only to its employees, permitted subcontractors or agents having a "need to know" with respect to such purpose. Each party hereto shall advise its respective employees, permitted subcontractors and agents with access to any Confidential Information of such party's obligations under this Agreement. The obligations in this Section 10.12 will not restrict disclosure by a party pursuant to Applicable Law, or by order or request of any Government Authority, subject to Section 10.12(b) hereof. Confidential Information of a party will not be afforded the protection of this Section if such Confidential Information was (A) developed by the other party independently as shown by its written business records regularly kept, (B) rightfully obtained by the other party without restriction from a third party, (C) publicly available other than through the fault or negligence of the other party, or (D) rightfully in the possession of the other party and not subject to any duty of confidentiality as of the date of this Agreement.

          (b) Compulsory Disclosure. If any party is requested or required to disclose Confidential Information of the other pursuant to any judicial or administrative process, then such receiving party shall promptly notify the other party to this Agreement in writing of such request or requirement. The party whose Confidential Information is requested or required to be disclosed shall either (i) promptly seek protective relief from such disclosure obligation or (ii) direct the receiving party to comply with such request or requirement. The party in receipt of Confidential Information of the other party shall cooperate with efforts of the other party to maintain the confidentiality of such information or to resist compulsory disclosure thereof, but any costs incurred by the receiving party shall be reimbursed by the other party, except for costs of the receiving party's employees. If, after a reasonable opportunity to seek protective relief, such relief is not obtained by the party whose Confidential Information is subject to discovery or disclosure, or if such party fails to obtain such relief, the receiving party may disclose such portion of such Confidential Information that such party reasonably believes, on the basis of advice of such party's counsel, such party is legally obligated to disclose.

          (c) Unauthorized Acts. Each party hereto shall (i) notify the other party promptly of any unauthorized possession, use, or knowledge of any Confidential Information by any person which shall become known to it, any attempt by any person to gain possession of Confidential Information without authorization or any attempt to use or acquire knowledge of any Confidential Information without authorization (collectively, "Unauthorized Access"), (ii) promptly furnish to the other party full details of the Unauthorized Access and use reasonable efforts to assist the other party in investigating or preventing the reoccurrence of any Unauthorized Access, (iii) cooperate with the other party in any litigation and investigation against third parties deemed necessary by such party to protect its proprietary rights, and (iv) promptly take all steps necessary to prevent a reoccurrence of any such Unauthorized Access.

          (d) Injunction. Each party hereto agrees that the breach by the other party of its obligations under this Section would cause significant and irreparable harm to the aggrieved party, which may be difficult to measure with certainty or to compensate through money damages. Each party hereto acknowledges that the aggrieved party shall be entitled, without proof of irreparable harm and without waiving any other right or remedy available to it, to such injunctive and equitable relief as may be deemed proper by a court of competent jurisdiction.

          Section 27. Captions. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

          Section 28. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

          Section 29. No Third Party Beneficiaries. Except as otherwise expressly set forth in any provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. For the avoidance of doubt, nothing in this Agreement shall be construed to give any Business Employee, Transition Employee, Retained Employee or former employee of Provider or its Affiliates or any beneficiary thereof of any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          Section 30. Equitable Rights.

          (a) Non-Performance or Certain Breaches By Provider. Provider acknowledges and agrees that money damages would not be a sufficient remedy for any failure of Provider to provide the services required hereunder in compliance with the terms of this Agreement and that Recipient Transition Group shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for such non-performance or such breach by Provider and that Provider shall not oppose the granting of such equitable relief, unless such non-performance or breach was caused primarily by the act or omission of Recipient Transition Group.

          (b) Non-Exclusive Remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to the other remedies available to a party under this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     SECURITY LIFE OF DENVER INSURANCE
                                     COMPANY


                                     By:    /s/ Mark Tullis
                                          -------------------------------------
                                          Name: Mark Tullis
                                          Title: President


                                     SCOTTISH RE (U.S.), INC.


                                     By:   /s/ Oscar Scofield
                                          -------------------------------------
                                          Name: Oscar Scofield
                                          Title: CEO/ President



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